Exhibit 5.1

SILICON VALLEY ANN ARBOR AUSTIN BEIJING BOSTON LOS ANGELES NEW YORK SAN DIEGO SAN FRANCISCO SÃO PAULO SINGAPORE

August 1, 2024

Aldeyra Therapeutics, Inc.

131 Hartwell Avenue, Suite 320

Lexington, MA 02421

Ladies and Gentlemen:

We have acted as counsel to Aldeyra Therapeutics, Inc., a Delaware corporation (the “Company”), and you have requested our opinion with respect to certain matters in connection with the offering by the Company of the number of authorized but unissued shares having aggregate sale proceeds of up to $75 million (the “Shares”) of the Company’s common stock, par value $0.001 (the “Common Stock”), to be issued pursuant to the Registration Statement on Form S-3 (File No. 333-277753) (the “Registration Statement”) filed on March 7, 2024, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), which was declared effective by the Commission on April 24, 2024, the related prospectus, included in the Registration Statement (the “Base Prospectus”), and the at-the-market offering prospectus supplement to be filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Act (the “ATM Prospectus Supplement”). The Base Prospectus and the ATM Prospectus Supplement are collectively referred to as the “Prospectus.” The Shares are to be sold by the Company in accordance with the Open Market Sale AgreementSM, dated August 1, 2024 by and between the Company and Jefferies LLC (the “Sales Agreement”), as described in the ATM Prospectus Supplement.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. With your consent, we have relied upon certificates and other assurances of officers of the Company as to factual matters without having independently verified such factual matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery by all parties other than the Company of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, when the Shares to be issued and sold by the Company are issued and paid for in accordance with the terms of the Sales Agreement, such Shares will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the ATM Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

GUNDERSON DETTMER STOUGH VILLENEUVE FRANKLIN & HACHIGIAN, LLP

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